Exhibit 99.2

Kirt A. Walker
PRESIDENT AND CHIEF OPERATING OFFICER

March 3, 2010

Dear business partners, customers and associates:

Nationwide Financial Services (NFS) recently filed its 2009 fourth quarter financial results. It is with great pride that I can share with you that, despite the enormous challenges we faced as an industry during 2009, NFS achieved solid financial performance and our capital position remains strong. Whether you are a business partner, customer or associate, you should feel good about your decision to put your trust in Nationwide®.

Our 2009 results clearly demonstrate that Nationwide is a strong, stable and financially sound company that has the talent, discipline and ability to successfully manage through the toughest economic environment since The Great Depression. In fact, we fared better than many others in the industry — and that was no accident. Nationwide has been in business for over 80 years and our Midwestern roots and conservative heritage have helped us successfully navigate a number of market and economic disruptions. As a result, we were adequately prepared coming into the financial crisis and were prudent managers during these trying times.

Before I move on to our results, let me take a moment to formally introduce myself. As indicated in the last update, I was named President and Chief Operating Officer of NFS late last year. I began my career with Nationwide over 20 years ago and have been fortunate to hold a variety of leadership positions in our life and property/casualty operations. Prior to assuming this role, I was President and Chief Operating Officer of Nationwide Insurance, our property and casualty division. I’m honored to be part of such a great organization and I can tell you Nationwide is truly committed to serving our customers like no one else in the industry.

Nationwide Enterprise results

Overall, we were very pleased with our combined Nationwide Enterprise results for 2009. Full-year total revenues (based on generally accepted accounting principles, or GAAP) were $21 billion, a 5 percent increase over the prior year. Net income was $716 million compared to a net loss of $342 million in the prior year. The significant growth in net income was driven by a combination of factors, including improved investment performance and lower property and casualty losses. In addition, improved equity and credit market conditions during the year resulted in an unlocking of assumptions on our deferred acquisition cost (DAC) asset, favorably impacting our earnings.

As you know, a strong capital position is absolutely essential in making sure we have the financial means to deliver on our promises to policyholders. I am proud to say that Nationwide ended 2009 with a strong balance sheet and capital position. Total assets as of December 31, 2009, were $140 billion, including a $64 billion investment portfolio and total policyholder equity of $15.1 billion. Importantly, as of December 31, 2009, total statutory capital and surplus was $11.7 billion, an increase of almost 15 percent over year-end 2008.

Nationwide Financial Services results

Nationwide Financial Services (NFS) also achieved strong 2009 fourth quarter and full-year results.

NFS reported fourth quarter net operating income1 (excludes realized investment gains and losses) of $237 million, compared to a $152 million loss in the fourth quarter of the previous year. The improvement over the fourth quarter of 2008 was driven by several factors, including a $132 million write-up in the value of our DAC asset due to improved equity and credit market conditions over the course of the year. In contrast, fourth quarter 2008 results were negatively impacted by a $158 million DAC write-down. Operating revenues and earnings also benefited from improved equity and credit markets, which drove higher asset-based revenues and investment income. Also, through aggressive expense management, we are able to reduce operating expenses across all major lines of business.

Net income for the quarter, which includes realized investment gains and losses, was $269 million compared to a loss of $633 million in 2008. The improvement over the prior year was driven by a net realized investment gain of $32 million in the fourth quarter of 2009 versus a $477 million loss in the fourth quarter of 2008.

For the full-year, NFS reported net income of $350 million, compared to loss of $849 million in 2008. The significant improvement over the prior year was driven primarily by improved investment performance, lower amortization of DAC and a reduction in operating expenses.

Investment performance

NFS’ general account investment portfolio assets totaled $37 billion as of December 31, 2009. During 2009, NFS’ investment portfolio was favorably impacted by the significant recovery in credit market conditions as well as our ongoing efforts to opportunistically sell underperforming securities and reinvest the proceeds in quality fixed-maturity securities. As of year-end 2009, NFS’ total other-than-temporary credit related impairments were $574 million, a significant decline from $1.1 billion at the end of 2008. Likewise, the gross unrealized loss position on securities was $1.4 billion compared to $3.2 billion as of December 31, 2008.

Capital position remains strong

As of December 31, 2009, NFS’ statutory capital and surplus was $3.1 billion, an increase of more than $350 million from the end of 2008 and NFS’ consolidated risk based capital (RBC) ratio2 was 490 percent. This ratio continues to compare favorably with our peers and means we are holding nearly five times the minimum amount of capital that regulators deem necessary to meet our obligations to policyholders.

Strong, stable and financially sound

As I said earlier, our ability to achieve solid financial results in the face of such a challenging economic environment was not by accident. Managing risk is one of Nationwide’s key competencies and it’s something we’ve dedicated resources toward for many years. We’ve developed a rigorous process for identifying, evaluating and managing the risks we face. In fact, our enterprise risk management capabilities have been rated as “Strong” by Standard & Poor’s — a rating only 15 percent of insurance companies share with us3.

We operate under the assumption that market and economic downturns are an unfortunate, but inevitable, aspect of the business cycle. Consequently, when the latest crisis erupted in 2008, we were prepared with a strong balance sheet and significant capital on hand. Once the severity of the crisis became evident, we took immediate action to reduce risk, enhance liquidity and preserve our capital. As a result of being prepared and taking swift and decisive action, Nationwide remained strong, stable and financially sound during the darkest days of late 2008 and early 2009, while some of our peers had to accept bailout money from the government or raise capital under distressed circumstances.

While we are cautiously optimistic that the worst has passed, we can’t ignore the fact that there remains a great deal of distress in the economy and financial markets. We continue to take the necessary actions that will help us maintain our capital position to ensure that we have the ability to weather a prolonged economic downturn. These actions include measures designed to further strengthen our capital base, product enhancements that balance the need to reduce risk while providing exceptional value to policyholders, aggressively managing expenses and continuing to invest in high-quality assets.

Our performance in 2009 is strong validation of why you can continue to have confidence in Nationwide. By proving that we can maintain our strength and stability during the toughest of times, you can have confidence in our ability to deliver on the promises we make to our policyholders, now and in the future.

Thank you for placing your trust in Nationwide.

Sincerely,

Kirt A. Walker

President and Chief Operating Officer

• Not a deposit • Not FDIC or NCUSIF insured • Not guaranteed by the institution • Not insured by any federal government agency • May lose value

1 Net operating earnings is a non-GAAP financial measure that is calculated by adjusting net income to exclude net realized gains and losses on investments not related to operating items. For a reconciliation of these measures, along with more detailed financial information, please refer to our fourth-quarter statistical supplement and SEC filings, which are available on the investor relations section of the company’s website at nationwide.com.

2 The consolidated risk-based-capital ratio includes capital at the holding company and all like company subsidiaries.

3 Enterprise Risk Management Continues To Show Its Value For North American And Bermudan Insurers, RatingsDirect Report, Standard & Poor’s (2/1/10).

Nationwide Investment Services Corporation, member FINRA. In MI only: Nationwide Investment Svcs. Corporation. Home Office: One Nationwide Plaza, Columbus, OH 43215-2220.

Nationwide, Nationwide Financial, the Nationwide framemark and On Your Side are service marks of Nationwide Mutual Insurance Company, Columbus, Ohio.

©2010, Nationwide Mutual Insurance Company. All rights reserved.

NFM-8200AO (3/10)